As filed with the Securities and Exchange Commission on May 5, 2010

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KFORCE INC.

(Exact name of registrant as specified in its charter)

FLORIDA	59-3264661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 EAST PALM AVENUE, TAMPA, FLORIDA	33605
(Address of Principal Executive Offices)	(Zip Code)

KFORCE INC. 2006 STOCK INCENTIVE PLAN

(Full title of the plan)

JOSEPH J. LIBERATORE

Executive Vice President, Chief Financial Officer

KFORCE INC.

1001 East Palm Avenue, Tampa, Florida 33605

(Name and address of agent for service)

(813) 552-5000

(Telephone number, including area code, of agent for service)

Copies of all communications to:

ROBERT J. GRAMMIG, ESQ.

HOLLAND & KNIGHT LLP

100 North Tampa Street, Suite 4100

Tampa, Florida 33602

(813) 227-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock Par Value—$0.01	2,100,000	(3)	$14.17	$29,757,000	$2,121.67

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Kforce Inc. 2006 Stock Incentive Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low prices reported for the registrant’s common stock traded on The NASDAQ Global Select Market on May 3, 2010.
(3)	Represents an increase in the number of shares authorized for issuance under the Kforce Inc. 2006 Stock Incentive Plan.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), the contents of the registration statement on Form S-8 filed by Kforce Inc. (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission” or the “SEC”) on May 4, 2007 (File No. 333-142620) with respect to the registration of 3,000,000 shares of Kforce common stock, par value $.01 per share (the “Common Stock”), authorized for issuance pursuant to the Kforce Inc. 2006 Stock Incentive Plan, as amended (“Stock Incentive Plan”), are incorporated herein by reference in their entirety in this registration statement, except as to the items set forth below.

The Company has prepared this registration statement in accordance with the requirements of Form S-8 to (i) register an additional 2,100,000 shares of its Common Stock to be reserved for issuance under the Stock Incentive Plan and (ii) file a reoffer prospectus covering the sale of control securities issued or to be issued to certain affiliates pursuant to the Stock Incentive Plan.

REOFFER PROSPECTUS

UP TO 1,709,666 SHARES OF

COMMON STOCK,

PAR VALUE $0.01 PER SHARE OF

KFORCE INC.

This Reoffer Prospectus relates to shares of Kforce Inc. common stock, par value $0.01 per share that may be offered from time to time by the Selling Shareholders identified under the caption “Selling Shareholders” in this prospectus for their own accounts. The shares of common stock being offered may be acquired by the Selling Shareholders pursuant to exercise of incentive stock options, nonqualified stock options and stock appreciation rights granted pursuant to the Kforce Inc. 2006 Stock Incentive Plan, as amended (the “Stock Incentive Plan”).

The shares of common stock are “control securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this Reoffer Prospectus. The Selling Shareholders may sell all or a portion of their shares from time to time through public or private transactions, directly or through brokers or otherwise, and at prevailing market prices or in privately negotiated prices. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 16. This Reoffer Prospectus also relates to such additional number of our common shares that may be issued to the Selling Shareholders as a result of future share adjustments, in respect of our common shares that are covered by this Reoffer Prospectus.

You should read this Reoffer Prospectus and any accompanying Reoffer Prospectus supplement carefully before you make your investment decision. We will not receive any proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the Selling Shareholders will be borne by such Selling Shareholder.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “KFRC.” On May 3, 2010, the closing price for the common stock, as reported by The NASDAQ Global Select Market, was $14.43. Our principal executive offices are located at 1001 East Palm Avenue, Tampa, Florida 33605. Our telephone number is (813) 552-5000.

INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD READ AND CAREFULLY

CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is May 5, 2010.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference in this prospectus, contain certain statements that are, or may be deemed to be, forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are made in reliance upon the protections provided by such acts for forward-looking statements. Such statements may include, but may not be limited to, projections of revenue, income, losses, cash flows, capital expenditures, future prospects, anticipated costs and benefits of proposed (or future) acquisitions, integration of acquisitions, plans for future operations, capabilities of business operations, effects of interest rate variations, financing needs or plans, plans relating to services of Kforce, estimates concerning the effects of litigation or other disputes, as well as assumptions as to any of the foregoing and all statements that are not based on historical fact but rather reflect our current expectations concerning future results and events.

For a list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see the “Risk Factors” section contained in this prospectus and the “Risk Factors” and “MD&A” sections in the documents incorporated by reference in this prospectus. In addition, when used in this discussion, the terms “anticipates,” “estimates,” “expects,” “intends,” “plans,” “believes,” “will,” “may,” “should” and variations thereof and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted. Future events and actual results could differ materially from those set forth in or underlying the forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this report, which speak only as of the date of this report. Kforce undertakes no obligation to publicly publish the results of any adjustments to these forward-looking statements that may be made to reflect events on or after the date of this report or to reflect the occurrence of unexpected events.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Reoffer Prospectus, and later information that we file with the SEC will automatically update and supersede this information. The documents incorporated by reference are:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 5, 2010 including portions of our Definitive Proxy Statement for the 2010 Annual Meeting of Shareholders to the extent specifically incorporated by reference therein;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 filed with the SEC on May 5, 2010;

•	The description of our Common Stock contained in our registration statement on Form S-3 filed with the SEC on March 18, 2009;

•

All other reports filed by Kforce pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009 (other than any portion of such filings that are furnished under applicable SEC rules rather than filed); and

•

All documents filed by Kforce (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Reoffer Prospectus and before the termination of this offering.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner of securities offered under this Reoffer Prospectus, to whom a Reoffer Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated by reference in this Reoffer Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or this Reoffer Prospectus. You can request those documents from Investor Relations at:

Kforce Inc.

Attention: Investor Relations

1001 East Palm Avenue

Tampa, Florida 33605

(813) 552-5000

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith we file reports, proxy and information statements, and other documents with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F. Street N.E., Washington, D.C. 20549. For more information about the operation of the public reference room, call the SEC at 1-800-SEC-0330. The SEC also maintains a free web site that contains reports, proxy and information statements, and other information about issuers who file electronically with the SEC. The Internet address of the SEC’s website is http://www.sec.gov. Our SEC filings are also available to the public on our website at http://www.kforce.com. Please note that information contained in our website, whether currently posted or posted in the future, is not a part of this prospectus or the documents incorporated by reference in this prospectus.

This Reoffer Prospectus is part of a Registration Statement that we filed with the SEC under the Securities Act. This prospectus omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

KFORCE INC.

Unless stated or the context otherwise requires, references in this prospectus to “the Company,” “Kforce,” “we,” “us” and “our” refer to Kforce Inc. and its subsidiaries.

We are a national provider of professional and technical specialty staffing services and solutions and operate through our corporate headquarters in Tampa, Florida as well as our 64 field offices, which are located throughout the United States and two offices in Manila, Philippines. Kforce is a Florida corporation and was formed in August 1994 as a result of the combination of Romac & Associates, Inc. and three of its largest franchises. Kforce completed its Initial Public Offering in August 1995. We provide our clients staffing services and solutions through four business segments: Technology (“Tech”), Finance and Accounting (“FA”), Health and Life Sciences (“HLS”) and Government Solutions (“GS”).

In addition to the traditional “back office” support services such as payroll, billing, accounting and finance, legal, treasury and tax, which are highly centralized, our headquarters provides support services to our field offices in areas such as human resources, nationwide recruiting, consultant care, training, marketing, and national sales and sales support initiatives.

Kforce’s staffing services consist of flex staffing (“Flex”) and search (“Search”).

Flex

We provide our clients with qualified individuals (“consultants”) on a temporary basis when it is determined that the consultants have the appropriate skills and experience and are “the right match” for our clients. Our success is dependent upon our employees’ (“associates”) ability to: (1) understand and acknowledge the clients’ needs; (2) determine and understand the capabilities of the consultants being recruited; and (3) deliver and manage the client-consultant relationship to the satisfaction of both our clients and our consultants. Proper execution by our associates and our consultants directly impacts the longevity of the assignments and increases the likelihood of being able to generate repeat business with our clients.

The Flex business comprised 96.9% of our revenues for the year ended December 31, 2009 and is driven by the number of total hours billed and established bill rates. Flex gross profit is determined by deducting consultant pay, benefits and other related costs from Flex revenues. Flex associate commissions, related taxes and other compensation and benefits as well as field management compensation are included in Selling, General and Administrative expenses (“SG&A”), along with administrative and corporate compensation. The Flex business model involves attempting to maximize the number of consultant hours and bill rates, while managing consultant pay rates and benefit costs, as well as compensation and benefits for our core associates. Flex revenues also include solutions provided through our GS segment. This revenue involves providing longer-term contract services to the customer primarily on time-and-materials, fixed-price, and cost-plus basis.

Search

The Search business is a smaller, yet important, part of our business that involves locating qualified individuals (“candidates”) for permanent placement with our clients. We primarily perform these searches on a contingency basis; thus, fees are only earned if the candidates are ultimately hired by our clients. The typical structure for search fees is based upon a percentage of the placed individual’s annual compensation in their first year of employment, which is known at the time of placement. We recruit permanent employees from our Flex consultant population, from the job boards, from our associates’ networks and from passive candidates we identify who are currently employed and not actively seeking another position. Also, there are occasions where consultants are initially assigned to a client on a Flex basis and later are converted to a permanent placement, for which we also receive a Search fee (referred to as “conversion revenue”). Kforce targets clients and recruits for both Flex and Search services, which contributes to our objective of providing integrated solutions for all of our clients’ human capital needs.

Search revenues are driven by placements made and the resulting fees billed and are recognized net of an allowance for “fallouts,” which occur when placements do not complete the applicable contingency period. Although the contingency period varies by contract, it is typically 90 days or less. This allowance for fallouts is estimated based upon historical experience with Search placements that did not complete the contingency period. There are no consultant payroll costs associated with Search placements and thus substantially all Search revenue increases gross profit by a like amount. Search associate commissions, compensation and benefits are included in SG&A.

RISK FACTORS

The current economic conditions in the U.S. economy continue to affect our business.

Since late 2007, global consumer confidence has eroded amidst concerns over declining asset values, potential inflation, volatility in energy costs, geopolitical issues, the availability and cost of credit, high unemployment, and the stability and solvency of financial institutions, financial markets, businesses, and sovereign nations. These concerns have slowed economic growth, and have negatively impacted our results of operations for the quarter ended March 31, 2010, due to reduced customer demand. If these economic conditions continue or worsen, a number of negative effects on our business could result, including customers or potential customers reducing or delaying orders, struggling to obtain credit, or becoming insolvent. Any of these effects could impact our ability to collect receivables, increase our need for cash, and ultimately decrease our net revenue and profitability.

Any failure by our HLS Clinical Research business to comply with certain regulations, policies and procedures specific to that business could harm our operating results and/or reputation.

The services provided by our HLS Clinical Research business involve participation in clinical trials of pharmaceutical compounds using human subjects. This is a highly regulated field subject to oversight and inspection by the U.S. Food and Drug Administration (“FDA”). Any failure on our part to comply with the regulations, policies, or procedures established for a trial, or to comply with good clinical research practices, could result in the termination of the trial or the disqualification of data for submission to the FDA. This could subject us to regulatory sanctions and penalties, create substantial contractual or other legal liability to our client(s), harm our reputation, harm our ability to win or participate in future business, and harm our operating results.

We face certain risks in collecting our trade accounts receivable.

We generate a significant amount of trade accounts receivable from our customers. Delays or defaults in payments owed to us could have a material adverse effect on our financial condition and results of operations. Factors that could cause a delay or default include business failures, turmoil in the financial and credit markets, sluggish or recessionary U.S. economic conditions, our exposure to customers in high-risk sectors such as the financial services industry, and declines in the credit worthiness of our customers.

Kforce may be adversely affected by immigration restrictions.

Our Tech business utilizes a significant number of foreign nationals entering the U.S. on work visas, primarily under the H-1B visa classification. The H-1B visa classification enables U.S. employers to hire qualified foreign nationals in positions that require an education at least equal to a bachelor’s degree in the U.S. Immigration laws and regulations are subject to legislative and administrative changes, as well as changes in the application of standards and enforcement. Immigration laws and regulations can be significantly affected by political forces and levels of economic activity. Current and future restrictions on the availability of such visas could restrain our ability to acquire the skilled professionals we need to meet our clients’ needs, which could have a material adverse effect on our business. In 2009, the United States Customs and Immigration Service (USCIS) significantly increased its scrutiny of companies seeking to sponsor, renew or modify H-1B visas, including Kforce and Kforce’s subcontractors. On January 8, 2010, the USCIS issued internal guidance to its field offices that appears to narrow the eligibility criteria for H-1B visas in the context of staffing services. The scope and impact of these changes on the staffing industry and Kforce remains unclear, however a narrow interpretation and vigorous enforcement could adversely affect our ability to obtain foreign national labor and/or renew existing foreign national consultants on assignment. The USCIS internal guidance is controversial and, if aggressively implemented, we believe it is likely to be challenged, including legal action, by adversely affected individuals and/or businesses. While we are closely monitoring the situation and considering potential mitigation strategies, there can be no assurance that we will be able to keep or replace all foreign nationals currently on assignment, or continue to acquire foreign national talent at the same rates as in the past.

Kforce may not be able to maintain sufficient cash flow or borrowing capacity to support operations.

On October 2, 2006, Kforce entered into a Second Amended and Restated Credit Agreement with a syndicate led by Bank of America, N.A. (the “Credit Facility”). Kforce’s maximum borrowings under the Credit Facility are $140 million, which includes a revolving loan tranche of up to $125 million (the “Revolving Loan Amount”) and a $15 million sub-limit for letters of credit.

Kforce’s liquidity may be adversely impacted by covenants in our Credit Facility. Borrowings under the Credit Facility are limited to 85% of eligible accounts receivable of which unbilled receivables can be no more than 40% of billed receivables, less certain minimum availability reserves. Under the Credit Facility, Kforce is required to maintain a minimum fixed charge coverage ratio in the event that it is unable to maintain minimum availability under the Credit Facility of $15.0 million. As of March 31, 2010, Kforce had availability under the Credit Facility of $70.5 million; therefore, the minimum fixed charge coverage ratio was not applicable. Kforce believes that it will be able to maintain the minimum availability requirement; however, in the event that Kforce is unable to do so, Kforce may fail the minimum fixed charge coverage ratio, which would constitute an event of default. The Credit Facility expires in November 2011.

At no time during the existence of the Credit Facility have we failed to meet the minimum availability and fixed charge coverage ratio requirements. If we did not comply with these financial covenants, such a breach of the Credit Facility could materially adversely affect our liquidity and financial condition and could result, among other things, in the acceleration of all amounts borrowed under the Credit Facility.

The financial markets have recently experienced significant turmoil which may negatively impact our liquidity and our ability to obtain financing, and may also cause a decrease in demand for our services.

Our liquidity and our ability to obtain financing may be negatively impacted if one of our lenders under our Credit Facility, or another financial institution, suffers liquidity issues. In such an event, we may not be able to draw on any of the amounts available under our Credit Facility, or a substantial portion thereof. This could limit Kforce’s ability to make strategic acquisitions and/or selective repurchases of its common stock.

Also, if we attempt to obtain future financing in addition to, or as a replacement of, our Credit Facility, the credit market turmoil could negatively impact our ability to obtain such financing or at comparable terms. In addition, the credit market turmoil has negatively impacted certain of our customers which could lead to a decrease in demand for our services.

We are exposed to intangible asset risk which could result in future impairment.

A significant and sustained decline in our stock price and market capitalization, a significant decline in our expected future cash flows, a significant adverse change in the business climate, or slower growth rates could result in the need to perform an impairment analysis in future periods. If we were to conclude that a future write down of our goodwill is necessary, we would then record the appropriate charge, which could result in material charges that are adverse to our operating results and financial position.

Inflation may adversely affect our business operations in the future.

Given the current macroeconomic environment, the U.S. government has and may attempt in the future to provide additional monetary stimulus, a fiscal stimulus, or both, to the U.S. economy. Such actions may lead to inflationary conditions in our cost base, particularly resulting in an increase in the compensation, commissions, and benefits components of our selling, general, and administrative (“SG&A”) expenses. This may harm our margins and profitability if we are unable to increase prices or cut costs enough to offset the effects of inflation in our cost base.

Significant legal actions could subject Kforce to substantial uninsured liabilities.

Professional service providers are subject to legal actions alleging malpractice and other legal theories. These actions may involve large claims and significant defense costs. We may also be subject to claims alleging violations of federal or state labor laws. In addition, we may be subject to claims related to torts, intentional acts, or crimes committed by our full-time employees or temporary staffing personnel. In some instances, we are contractually obligated to indemnify clients against such risks. A failure of any of our employees or personnel to observe the applicable standard of care, relevant Kforce or client policies and guidelines, or applicable federal, state, or local laws, rules, and regulations could result in negative publicity, payment of fines, significant damage awards, or settlement expense. To reduce our exposure, we maintain insurance coverage for professional malpractice liability, fidelity, employment practices liability, and general liability in amounts and with deductibles that we believe are appropriate for our operations. Our insurance coverage, however, may not cover all claims against us or continue to be available to us at a reasonable cost.

Kforce may not be able to recruit and retain qualified personnel.

Kforce depends upon the abilities of its staff to attract and retain personnel, particularly technical, professional, and cleared government services personnel, who possess the skills and experience necessary to meet the staffing requirements of our clients. We must continually evaluate and upgrade our base of available qualified personnel to keep pace with changing client needs and emerging technologies. We expect competition for individuals with proven technical or professional skills for the foreseeable future. If qualified personnel are not available to us in sufficient numbers and upon economic terms acceptable to us, it could have a material adverse effect on our business.

Kforce’s success depends upon retaining the services of its management team and key operating employees.

Kforce is highly dependent on its management team and expects that continued success will depend largely upon their efforts and abilities. The loss of the services of any key executive for any reason could have a material adverse effect upon Kforce. Success also depends upon our ability to identify, develop, and retain qualified operating employees; particularly management, client servicing, and candidate recruiting employees. Kforce expends significant resources in the recruiting and training of its employees, as the pool of available applicants for these positions is limited. The loss of some of our key operating employees could have a material adverse effect on our business, including our ability to establish and maintain client and candidate, professional, and technical relationships.

Kforce depends on the proper functioning of its information systems.

Kforce is dependent on the proper functioning of information systems in operating its business. Critical information systems are used in every aspect of Kforce’s daily operations, most significantly, in the identification and matching of staffing resources to client assignments and in the customer billing and consultant payment functions. Kforce’s information systems are protected through physical and software safeguards including the use of a third-party data processing center. However, Kforce and its systems are still vulnerable to natural disasters (we are headquartered in a hurricane-prone area), fire, terrorist acts, power loss, telecommunications failures, physical or software intrusions, computer viruses, and similar events. If our critical information systems fail or are otherwise unavailable, we would have to accomplish these functions manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and payroll records reliably, or to bill for services efficiently. In addition, we depend on third-party vendors for certain functions whose future performance and reliability we cannot warrant.

Significant increases in payroll-related costs could adversely affect Kforce’s business.

Kforce is required to pay a number of federal, state, and local payroll and related costs, including unemployment taxes, workers’ compensation and insurance premiums and claims, FICA, and Medicare, among others, for our employees. Significant increases in the effective rates of any payroll-related costs would likely have a material adverse effect on Kforce. Recently, many of the states in which Kforce conducts business have significantly increased their state unemployment tax rates in an effort to increase funding for unemployment benefits. Costs could also increase as a result of health care reforms or the possible imposition of additional requirements and restrictions related to the placement of personnel. We may not be able to increase the fees charged to our clients in a timely manner and in a sufficient amount to cover these potential cost increases.

Kforce faces significant employment-related legal risk.

Kforce employs people internally and in the workplaces of other businesses. Many of these individuals have access to client information systems and confidential information. An inherent risk of such activity includes possible claims of errors and omissions; intentional misconduct; release, misuse or misappropriation of client intellectual property, confidential information, funds, or other property; discrimination and harassment claims; employment of illegal aliens; criminal activity; torts; or other claims. Such claims may result in negative publicity, injunctive relief, criminal investigations and/or charges, payment by Kforce of monetary damages or fines, or other material adverse effects on our business. To reduce our exposure, we maintain insurance coverage for professional malpractice liability, fidelity, employment practices liability, and general liability in amounts and with deductibles that we believe are appropriate for our operations. Our insurance coverage, however, may not cover all potential claims against us or continue to be available to us at a reasonable cost. In this regard, we face various employment-related risks not covered by insurance, such as wage and hour laws and employment tax responsibility. U.S. Courts in recent years have been receiving large numbers of wage and hour class action claims alleging misclassification of overtime eligible workers and/or failure to pay overtime-eligible workers for all hours worked. In addition, declining tax revenues in the current economic environment have heightened state and federal scrutiny of independent contractor relationships.

Kforce may be adversely affected by government regulation of the staffing business, and of the workplace.

Our business is subject to regulation and licensing in many states. There can be no assurance that we will be able to continue to obtain all necessary licenses or approvals or that the cost of compliance will not prove to be material. If we fail to comply, such failure could materially adversely affect Kforce’s financial results.

Part of our business entails employing individuals on a temporary basis and placing such individuals in clients’ workplaces. Increased government regulation of the workplace or of the employer-employee relationship could have a material adverse effect on Kforce.

If Kforce becomes subject to material liabilities under our self-insured programs, our financial results may be adversely affected.

Kforce provides workers’ compensation coverage through a program that is partially self-insured. In addition, we provide medical coverage to our employees through a partially self-insured program. If we become subject to substantial uninsured workers’ compensation or medical coverage liabilities, our financial results may be adversely affected.

Adverse results in tax audits could result in significant cash expenditures or exposure to unforeseen liabilities.

Kforce is subject to periodic federal, state, and local tax audits for various tax years. Although Kforce attempts to comply with all taxing authority regulations, adverse findings or assessments made by taxing authorities as the result of an audit could have a material adverse effect on Kforce.

Due to inherent limitations, there can be no assurance that our system of disclosure and internal controls and procedures will be successful in preventing all errors and fraud, or in making all material information known in a timely manner to management.

Our management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), does not expect that our disclosure controls and internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within Kforce have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control.

The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, a control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

The addition of offices and entry into new geographic markets may not occur on a timely basis or achieve anticipated financial results.

Kforce’s growth depends in part on our ability to enter new vertical or geographic markets successfully. This expansion is dependent on a number of factors, including our ability to:

•	develop, recruit, and maintain a base of qualified professionals within a new geographic market;

•	initiate, develop, train and sustain corporate client relationships in each new vertical or geographic market;

•	attract, hire, integrate, and retain qualified sales and sales support employees; and

•	accurately assess the demand in a new market.

The addition of new offices and entry into new vertical or geographic markets typically results in increases in operating expenses, primarily due to increased employee headcount. Expenses are incurred in advance of forecasted revenue, and there is typically a delay before our new employees reach full performance potential. Additionally, demand for our services in new markets that we enter might also be less than we anticipate. If we are unable to enter new vertical or geographic markets in a cost-effective manner or if demand for our services in new markets does not meet or exceed our forecasts, our business, operating results and financial condition could be negatively impacted. Historically, we have closed and consolidated offices to improve efficiency, and further closures or consolidation may occur depending on market and competitive conditions.

Our business is dependent upon maintaining our reputation, our relationships, and our performance.

The reputation and relationships that we have established and currently maintain with our customers are important to maintaining existing business and identifying new business. If our reputation or relationships were damaged, it could have a material adverse effect on our operations. In addition, if our performance does not meet expectations, our revenue and operating results could be materially harmed.

We rely on short-term contracts with most of our clients.

Because long-term contracts are not a significant part of our business, other than in our HLS and GS segments, future results cannot be reliably predicted by considering past trends or extrapolating past results. Further, our reliance on short-term contracts exerts continued pressure on us when we try to renew contracts with existing clients who may seek better terms upon renewal.

Our “offshore” outsourcing solutions are limited.

Many staffing customers are now seeking an offshore solution to support their technology and business process function and, as a result, a significant amount of technology and financial staffing may be replaced by offshore resources. We provide a limited technology staffing solution through two offices in the Philippines to certain clients whose contracts were acquired in conjunction with the acquisition of PCCI Holdings, Inc. (“PCCI”). There can be no assurance that we will be able to compete successfully against other offshore solution providers or that we will not lose significant market share and revenue.

We do not provide a Vendor Management System (“VMS”) solution.

Many staffing customers are seeking to consolidate their use of staffing services through the use of a VMS solution. Kforce provides consultants to these clients through other staffing companies who utilize a VMS solution, but we do not currently provide this service directly to our clients. There can be no assurance that we can continue to effectively compete with those companies that provide a VMS solution. If we must provide a VMS solution, we could incur significant costs.

Kforce’s current market share may decrease as a result of limited barriers to entry for new competitors and discontinuation of clients outsourcing their staffing needs.

Kforce faces significant competition in the markets we serve, and there are limited barriers to entry for new competitors. The competition among staffing services firms is intense. Kforce competes for potential clients with providers of outsourcing services, systems integrators, computer systems consultants, temporary personnel agencies, search firms, and other providers of staffing services. A number of our competitors possess substantially greater resources than we do. From time to time, we experience significant pressure from our clients to reduce price levels. During these periods, we may face increased competitive pricing pressures and may not be able to recruit the personnel necessary to fulfill our clients’ needs. We also face the risk that certain of our current and prospective clients will decide to provide similar services internally. There can be no assurance that we will continue to successfully compete.

Competition for acquisition opportunities may restrict Kforce’s future growth by limiting our ability to make acquisitions at reasonable valuations.

Kforce has increased its market share and presence in the staffing industry through strategic acquisitions of companies that have complemented or enhanced its business. We have historically faced competition for acquisitions. In the future, this could limit our ability to grow through acquisitions or could raise the prices of acquisitions and make them less accretive or possibly non-accretive to us. In addition, Kforce may be limited by its ability to obtain financing to consummate desirable acquisitions.

Kforce may face significant risk arising from acquisitions.

Kforce may face difficulties integrating acquisitions into existing operations and acquisitions may be unsuccessful, involve significant cash expenditures, or expose Kforce to unforeseen liabilities.

Kforce continually evaluates opportunities to acquire staffing companies that complement or enhance our business and frequently has preliminary acquisition discussions with such companies.

These acquisitions involve numerous risks, including:

•	potential loss of key employees or clients of acquired companies;

•	difficulties integrating acquired personnel and distinct cultures into a single business;

•	diversion of management attention from existing operations; and

•	assumption of liabilities and exposure to unforeseen liabilities of acquired companies.

These acquisitions may also involve significant cash expenditures, debt incurrence, integration expenses, and exposure to unforeseen liabilities that could have a material adverse effect on our financial condition, results of operations, and cash flows. Any acquisition may ultimately have a negative impact on our business and financial condition.

Decreases in patient occupancy at healthcare clients’ facilities may adversely affect the profitability of Kforce’s business.

Demand for temporary healthcare staffing services is significantly affected by the general level of patient occupancy at healthcare clients’ facilities. When a hospital’s occupancy increases, temporary employees are often added before full-time employees are hired. As occupancy decreases, clients may reduce their use of temporary employees before undertaking layoffs of their regular employees. Kforce may also experience more competitive pricing pressure during periods of occupancy downturn. This reduction in occupancy could adversely affect the demand for services and Kforce’s profitability.

Future changes in reimbursement trends could hamper our clients’ ability to pay Kforce.

Many of Kforce’s healthcare clients are reimbursed under the federal Medicare program and state Medicaid programs for the services they provide. In recent years, federal and state governments have made significant changes in these programs that have reduced government rates. In addition, insurance companies and managed-care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients’ reimbursements. Limitations on reimbursement could reduce our clients’ cash flow, hampering their ability to pay us. This situation could have a significant impact on our cash flow.

Provisions in Kforce’s articles and bylaws and under Florida law may have certain anti-takeover effects.

Kforce’s articles of incorporation and bylaws and Florida law contain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. In particular, our articles of incorporation provide for a staggered board of directors and permit the removal of directors only for cause. Additionally, management may issue up to 15 million shares of preferred stock, and fix the rights and preferences thereof, without a further vote of the shareholders. In addition, certain of our officers and managers have employment agreements containing certain provisions that call for substantial payments to be made to such employees in certain circumstances upon a change in control. Certain of these provisions may discourage a future acquisition of Kforce, including an acquisition in which shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. Moreover, the existence of these provisions could have a negative effect on the market price of our common stock.

Kforce’s stock price may be volatile.

Kforce’s common stock is traded on The NASDAQ Global Select Market under the symbol “KFRC.” The market price of our stock has fluctuated substantially in the past and could fluctuate substantially in the future, based on a variety of factors, including our operating results, changes in general conditions in the economy, the financial markets, the employment services industry, or other developments affecting us, our clients, or our competitors; some of which may be unrelated to our performance.

In addition, the stock market in general, especially The NASDAQ Global Select Market tier, along with market prices for staffing companies, has experienced volatility that has often been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating results.

Among other things, volatility in our stock price could mean that investors will not be able to sell their shares at or above the prices they pay. The volatility also could impair our ability in the future to offer common stock as a source of additional capital or as consideration in the acquisition of other businesses.

RISKS RELATED TO OUR GOVERNMENT BUSINESSES

In 2006, Kforce acquired PCCI and Bradson Corporation (“Bradson”), which were both merged during 2007 into Kforce Government Solutions (“KGS”). In 2008, Kforce acquired RDI Systems Inc., which was merged into KGS during 2009. KGS is substantially dedicated to contracting with and serving U.S. Federal Government agencies (the “Federal Agency Business”), primarily as a prime contractor. In addition, Kforce supplies services to the Federal Government, primarily as a staffing services provider to federal prime contractors. Federal contractors, including KGS and Kforce face a number of risks, including the following:

Our failure to comply with complex federal procurement laws and regulations could cause us to lose business, incur additional costs, and subject us to a variety of penalties, including suspension and debarment from doing business with the Federal Government.

We must comply with complex laws and regulations relating to the formation, administration, and performance of Federal Government contracts. These laws and regulations create compliance risk and affect how we do business with our federal agency clients, and may impose added costs on our business.

If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, harm to our reputation, suspension of payments, fines, and suspension or debarment from doing business with Federal Government agencies. On December 15, 2009, the United States Department of Interior (“DOI”) suspended KGS from seeking new Federal business or renewing existing business, and proposed to debar KGS, for failure to follow procurement regulations relating to conflicts of interest. The suspension and proposed debarment was withdrawn on December 29, 2009, pursuant to the terms of a three year Administrative Agreement entered into between KGS and DOI. The Administrative Agreement imposes training requirements, oversight and controls on KGS for a period of three years. Failure of KGS to comply with the Administrative Agreement during this period could have material adverse impact on KGS and Kforce, including suspension and debarment from doing business with the Federal Government. The Federal Government also may in the future reform its procurement practices or adopt new contracting rules and regulations, including cost accounting standards, that could be costly to satisfy or that could impair our ability to obtain new contracts. A failure to comply with all applicable laws and regulations could result in contract termination, price or fee reductions, or suspension or debarment from contracting with the Federal Government, each of which could lead to a material reduction in our revenues, cash flows and operating results.

Unfavorable government audit results could force us to refund previously recognized revenues and could subject us to a variety of penalties and sanctions.

Federal agencies can audit and review our performance on contracts, pricing practices, cost structure, and compliance with applicable laws, regulations, and standards. An audit of our work, including an audit of work performed by companies Kforce has acquired or may acquire, or subcontractors we have hired or may hire, could force us to refund previously recognized revenues.

If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with Federal Government agencies. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us, whether or not true.

If we were suspended or debarred from contracting with the Federal Government generally or with any specific agency, if our reputation or relationships with government agencies were impaired, or if the Government otherwise were to cease doing business with us or were to significantly decrease the amount of business it does with us, our revenue, cash flows and operating results could be materially adversely affected.

Our Federal Agency Business is dependent upon maintaining our reputation, our relationships and our performance.

The reputation and relationships that we have established and currently maintain with government personnel and agencies are important to maintaining existing business and identifying new business. If our reputation or relationships were damaged, it could have a material adverse effect. In addition, if our performance does not meet agency expectations, our revenue and operating results could be materially harmed.

Competition is intense in the Federal Agency Business.

There is often intense competition to win federal agency contracts. If we are unable to successfully compete for new business or win competitions to maintain existing business, our revenue growth and margins may decline. Many of our competitors are larger and have greater resources than we do, larger client bases, and greater brand recognition. Our larger competitors also may be able to provide clients with different or greater capabilities or benefits than we can provide.

Loss of our General Services Administration (“GSA”) schedule contracts or other contracting vehicles could impair our ability to win new business.

GSA schedule contracts constitute a significant percentage of revenue from our federal agency clients. If we were to lose one or more of these contracts or other contracting vehicles, we could lose revenue and our operating results could be adversely affected. These contracts typically have an initial term with multiple options that may be exercised by our government agency clients to extend the contract for successive periods of one or more years. We can provide no assurance that our clients will exercise these options.

Our failure to obtain and maintain necessary security clearances may limit our ability to perform classified work for government clients, which could cause us to lose business.

Some government contracts require us to maintain facility security clearances and require some of our employees to maintain individual security clearances. If our employees lose or are unable to timely obtain security clearances, or we lose a facility clearance, a government agency client may terminate the contract or decide not to renew it upon its expiration.

Our employees may engage in misconduct or other improper activities, which could harm our business.

Like all government contractors, we are exposed to the risk that employee fraud or other misconduct could occur. Misconduct by our employees could include intentional failures to comply with Federal Government procurement regulations, engaging in unauthorized activities, seeking reimbursement for improper expenses, or falsifying time records. Employee misconduct could also involve the improper use of our clients’ sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation. It is not always possible to deter employee misconduct, and precautions to prevent and detect this activity may not be effective in controlling such risks or losses, which could adversely affect our business.

Security breaches in sensitive government information systems could result in the loss of our clients and cause negative publicity.

Many of the systems we develop, install, and maintain involve managing and protecting information used in intelligence, national security, and other sensitive or classified government functions. A security breach in one of these systems could cause serious harm to our business, damage our reputation, and prevent us from being eligible for further work on sensitive or classified systems for Federal Government clients. We could incur losses from such a security breach that could exceed the policy limits under our insurance. Damage to our reputation or limitations on our eligibility for additional work resulting from a security breach in one of our systems could materially reduce our revenue.

Changes in the spending policies or budget priorities of the Federal Government could cause us to lose revenue.

Changes in Federal Government fiscal or spending policies could adversely affect our government agency business. For example, the Federal Government has recently begun to in-source certain functions. If this trend continues, it could adversely affect our business. In addition, our business could be adversely affected by decreases in Federal Government spending.

The failure by Congress to approve budgets on a timely basis for the federal agencies we support could delay or reduce spending and cause us to lose revenue.

On an annual basis, Congress must approve budgets that govern spending by each of the federal agencies we support. When Congress is unable to agree on budget priorities and is unable to pass the annual budget on a timely basis, Congress typically enacts a continuing resolution. A continuing resolution allows government agencies to operate at spending levels approved in the previous budget cycle. When government agencies must operate under a continuing resolution, it may delay funding we expect to receive from clients on work we are already performing and will likely result in any new initiatives being delayed, and potentially cancelled.

USE OF PROCEEDS

The shares of common stock offered by this Reoffer Prospectus are being registered for the account of the Selling Shareholders. While we may receive sums upon the exercise of certain awards by the Selling Shareholders, we currently have no plans for their application, other than for general corporate purposes. We cannot assure you that any of such awards will be exercised. Kforce will not receive any proceeds from the sale of the shares of common stock by the Selling Shareholders.

SELLING SHAREHOLDERS

This Reoffer Prospectus relates to the reoffer and resale of our common stock that may be issued under the Stock Incentive Plan to the Selling Shareholders, who may be deemed to be “affiliates” of Kforce (as that term is defined in Rule 405 of the Securities Act). We will supplement this Reoffer Prospectus from time to time as required by the rules of the SEC among other things to include certain information concerning the security ownership of the Selling Shareholders or any new Selling Shareholder or the number of shares offered for resale.

The following table sets forth (1) the name of the Selling Shareholders and their positions, offices or other material relationship with Kforce; (2) the number and percentage of shares of common stock beneficially owned prior to the offering; (3) the number of shares being offered; and (4) the number and percentage of shares of common stock to be beneficially owned after completion of the offering.

		Number of Shares Beneficially Owned Prior to the Offering (2)(3)(4)(5)			Number of Shares Beneficially Owned After Offering (6)(7)
Name of Selling Shareholder	Position with Kforce (1)	Number	Percent	Number of Shares Being Offered	Number	Percent
David L. Dunkel	Chairman and Chief Executive Officer	3,352,301	8.36%	501,111	2,851,190	7.11%
Joseph J. Liberatore	Executive Vice President and Chief Financial Officer	642,670	1.62%	439,997	202,673	*
William L. Sanders	President	1,341,726	3.35%	758,558	583,168	1.46%
Howard W. Sutter	Vice Chairman and Director	1,716,419	4.33%	10,000	1,706,419	4.31%

*	Less than 1% of the outstanding common stock
(1)	Unless otherwise noted in the table above, each of the directors and officers listed in the table are officers or directors of Kforce Inc.
(2)	Beneficial ownership is determined based on the number of shares of common stock outstanding as of May 3, 2010 and includes shares subject to purchase pursuant to currently exercisable options and stock appreciation rights or options and stock appreciation rights exercisable within 60 days of May 3, 2010.
(3)	Includes a number of shares subject to purchase pursuant to currently exercisable options or options exercisable within 60 days of May 3, 2010, as follows: Mr. Dunkel, 340,500; Mr. Liberatore, 99,997; Mr. Sanders, 182,685; and Mr. Sutter, 105,000.
(4)	As of May 3, 2010, Messrs. Dunkel, Liberatore, and Sanders held a total of 774,785 SARs, which are vested as of May 3, 2010. Upon exercise of a SAR, the holder will receive the number of shares of Kforce’s common stock that has a total value which is equivalent to the difference between the exercise price of the SAR and the fair market value of Kforce’s common stock on the date of exercise. As of May 3, 2010, the fair market value of Kforce’s common stock (based on its closing sales price on the NASDAQ) was $14.43 per share, which is higher than the exercise price of the vested SARs held by Kforce’s executive officers as of the date of this Reoffer Prospectus. As such, this table includes the number of shares subject to vested stock appreciation rights (“SARs”) held by Messrs. Dunkel, Liberatore and Sanders are as follows: Mr. Dunkel, 255,723; Mr. Liberatore, 141,378 and Mr. Sanders, 377,684.
(5)	Includes a number of shares of restricted stock that are beneficially owned, as follows: Mr. Dunkel, 572,789; Mr. Liberatore, 254,902; Mr. Sanders, 320,839; and Mr. Sutter, 42,113.
(6)	Assuming the sale of all shares of common stock underlying restricted stock, options and stock appreciation rights registered for the account of the Selling Shareholders, and granted under the Stock Incentive Plan, regardless when the restricted stock vests. The Selling Shareholders may sell all, some or no portion of the common stock registered under this Reoffer Prospectus.
(7)	Based on 39,502,727 shares of common stock outstanding as of May 3, 2010. Common stock deemed to be beneficially owned by virtue of the right of any person to acquire these shares whether or not exercisable within 60 days of May 3, 2010 is treated as outstanding only for purposes of determining the percentage owned by such person.

None of the Selling Shareholders listed above has had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates different than the positions set forth in the above table, except as set forth in the following table:

Selling Shareholder	Position
David L. Dunkel	— Mr. Dunkel has served during the past three years, or is currently serving, in one or more positions with one or more of our subsidiaries.

Joseph J. Liberatore	— Senior Vice President, Kforce Inc. (2000-2008). — Mr. Liberatore has served during the past three years, or is currently serving, in one or more positions with one or more of our subsidiaries.

William L. Sanders	— Chief Operating Officer, Kforce Inc. (2002-2007). — Mr. Sanders has served during the past three years, or is currently serving, in one or more positions with one or more of our subsidiaries.

PLAN OF DISTRIBUTION

The common stock covered by this Reoffer Prospectus may be offered and sold from time to time by the Selling Shareholders or their transferees in one or more of the following transactions:

•

cross trades or block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Reoffer Prospectus;

•	“at the market” to or through market makers or into an existing market for the common stock;

•

ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales in compliance with Section 16(c) of the Securities Exchange Act of 1934;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through transactions in options, swaps or other derivatives, whether exchange-listed or otherwise;

•	any combination of the foregoing methods; or

•	by any other legally available means.

The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares of common stock or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of common stock in the course of hedging the positions they assume with certain Selling Shareholders. The Selling Shareholders may also sell the common stock short and redeliver the stock to close out such short positions. Such Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery of the common stock to the broker-dealer. The broker-dealer may then resell or otherwise transfer such common stock pursuant to this Reoffer Prospectus. The Selling Shareholders may also loan or pledge the common stock to a broker-dealer. The broker-dealer may sell the common stock so loaned, or upon a default the broker-dealer may sell the pledged common stock, pursuant to this Reoffer Prospectus.

Short selling occurs when a person sells shares of stock, which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contracts, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

Transactions may be effected at market prices prevailing at the time of sale, prices related to such prevailing market prices, negotiated prices or fixed prices. The Selling Shareholders may effect such transactions by selling common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or commissions from purchasers of the common stock for whom they may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers or agents that participate in the sale of our common stock or interest therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits received may be deemed to be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In order to comply with certain states’ securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained or complied with. Sales of the shares must also be made by the Selling Shareholders in compliance with all other applicable state securities laws and regulations.

We have informed the Selling Shareholders that the anti-manipulation rules contained in Regulation M under the Exchange Act may apply to their sales in the market and have informed them of the requirement for delivery of this Reoffer Prospectus in connection with any sale of our common stock offered by this Reoffer Prospectus. All expenses of registration incurred in connection with the sale of the shares of common stock offered by this Reoffer Prospectus are being borne by us, but any brokerage commissions and other expenses incurred by a Selling Shareholder will be borne by such Selling Shareholder.

The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

Any of our common stock covered by this Reoffer Prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this Reoffer Prospectus. Upon notification to us by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale or purchase of our common stock, we will file a supplement to this Reoffer Prospectus, if required, disclosing:

—	the name of the participating broker-dealer(s);

—	the amount of common stock involved;

—	the price at which such common stock was sold;

—	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

—	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Reoffer Prospectus; and

—	other facts material to the transaction.

There is no assurance that the Selling Shareholders will sell all or any portion of the shares of Common Stock offered hereby or that the Selling Shareholders will transfer, devise or gift these shares by other means.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the shares of common stock offered hereby have been passed upon for Kforce by Holland & Knight LLP, Tampa, Florida.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Kforce Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

REOFFER PROSPECTUS

UP TO 1,709,666 SHARES OF

COMMON STOCK,

PAR VALUE $0.01 PER SHARE OF

KFORCE INC.

May 5, 2010

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.	EXHIBITS.

5.1	Opinion of Holland & Knight LLP.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (contained on the signature page).

99.1	Kforce Inc. 2006 Stock Incentive Plan, as amended.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 5, 2010.

KFORCE INC.

Date: May 5, 2010	By:	/s/ DAVID L. DUNKEL
David L. Dunkel
Chairman of the Board, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Dunkel, Joseph J. Liberatore and William L. Sanders, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: May 5, 2010	By:	/s/ DAVID L. DUNKEL
David L. Dunkel
Chairman of the Board, Chief Executive Officer and Director
(Principal Executive Officer)

Date: May 5, 2010	By:	/s/ JOSEPH J. LIBERATORE
Joseph J. Liberatore
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Date: May 5, 2010	By:	/s/ JEFFREY B. HACKMAN
Jeffrey B. Hackman
Vice President and Chief Accounting Officer
(Principal Accounting Officer)

Date: May 5, 2010	By:	/s/ JOHN N. ALLRED
John N. Allred
Director

Date: May 5, 2010	By:	/s/ W.R. CAREY, JR.
W.R. Carey, Jr.
Director

Date: May 5, 2010	By:	/s/ RICHARD M. COCCHIARO
Richard M. Cocchiaro
Vice Chairman and Director

Date: May 5, 2010	By:	/s/ MARK F. FURLONG
Mark F. Furlong
Director

II-2

Date: May 5, 2010	By:	/s/PATRICK D. MONEYMAKER
Patrick D. Moneymaker
Director

Date: May 5, 2010	By:	/s/ ELAINE D. ROSEN
Elaine D. Rosen
Director

Date: May 5, 2010	By:	/s/ A. GORDON TUNSTALL
A. Gordon Tunstall
Director

Date: May 5, 2010	By:	/s/ RALPH E. STRUZZIERO
Ralph E. Struzziero
Director

Date: May 5, 2010	By:	/s/ HOWARD W. SUTTER
Howard W. Sutter
Vice Chairman and Director

II-3